UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(A) of the

Securities Exchange Act of 1934

(Amendment No. __)

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement

☐ Definitive Additional Materials

☒ Soliciting Material Under Rule 14a-12

PARTNERS TRUST FINANCIAL GROUP, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following letter was distributed to participants of the Company's equity compensation plans of the registrant.

 [PARTNERS TRUST LETTERHEAD]

August 30, 2007

To the participants in the Company's stock plans:

This letter concerns your options to purchase common stock of Partners Trust Financial Group, Inc. (the "Company" or "Partners Trust") and awards of restricted stock issued pursuant to the Partners Trust Financial Group, Inc. Long-Term Equity Compensation Plan (the "Partners Trust Plan"), the BSB Bancorp, Inc. 1996 Long-Term Incentive and Capital Accumulation Plan and the BSB Bancorp, Inc. Directors' Stock Option Plan (the "BSB Plans, " and, together with the Partners Trust Plan, the "Plans").

As you may know, on July 18, 2007, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") with M&T Bank Corporation ("M&T") and its wholly owned subsidiary, MTB One, Inc., pursuant to which the Company will be acquired by M&T (the "Merger"). Under the terms of the Merger Agreement, the Company's stockholders may elect to receive $12.50 in cash or $12.50 in value of shares of common stock of M&T for each share of the Company's common stock they own, subject to applicable allocation and proration procedures. This letter applies to you only if you are a holder of either options or restricted stock awards granted under the Plans.

I. Options

All options under the Plans that are currently vested, or become vested under the vesting schedule for those options prior to the date the Merger is consummated (the "Closing Date"), may be exercised at any time prior to the Closing Date according to their terms. If such an option is exercised prior to the Closing Date, upon the closing of the transaction (the "Closing), you will have the ability to exchange any shares you hold after the stock option exercise for the merger consideration, as described above.

All options issued pursuant to the Partners Trust Plan, to the extent they are not currently vested and exercisable, will become fully vested and exercisable 15 days prior to, and contingent upon, the closing of the transaction. If you choose to exercise any such unvested options during the 15-day period, such exercise will be deemed effective immediately prior to the consummation of the Merger and you will have the ability to exchange the underlying shares for the merger consideration, as described above, provided you make payment in cash during such 15-day period to cover the cost of exercising such options and all applicable tax withholdings.

All options issued pursuant to the BSB Plans, to the extent they are not currently vested and exercisable, will become fully vested and exercisable upon the consummation of the Merger. You may exercise such options by payment in cash to cover the cost of exercising such options and all applicable tax withholdings, provided that such payment must be made prior to the Merger. If you exercise the options in such manner, contingent upon the consummation of the Merger, you will have the ability to exchange the underlying shares for the merger consideration, as described above.

Immediately after the consummation of the Merger, all options issued pursuant to the Plans that were not exercised, whether currently vested or unvested, will be cancelled and you will be entitled to receive a cash payment, within 10 business days of Closing, equal to the product of (x) the total number of shares of Partners Trust common stock you could have purchased had you exercised such options in full just before the Closing, multiplied by (y) the amount, if any, by which $12.50 exceeds the exercise price of the applicable option, less applicable deductions and all applicable tax withholdings.

For example, if you currently have options to purchase 100 shares of Partners Trust common stock at an exercise price of $10.00 per share, and you do not exercise your options before Closing, you will receive a cash payment of $250 (100 shares x ($12.50-$10.00)), less applicable deductions and withholdings.

II. Restricted Stock

All restricted stock awards, to the extent they are not currently vested, will become fully vested immediately prior to, and contingent upon, the consummation of the Merger and you will have the ability to exchange the underlying shares for the merger consideration, as described above, less the number of shares required to pay all applicable tax withholdings due upon the vesting of the restricted stock (unless the taxes are paid in cash prior to the Merger).

* * *

This is only a summary of how your options and restricted stock will be treated. This summary is qualified in its entirety by reference to the complete text of the Partners Trust Plan and BSB Plans and the related award agreements, previously distributed to you, and the Merger Agreement.

We have attempted to answer many of the questions that you may have about your options and restricted stock awards in the attached Question and Answer Summary. Please feel free to contact Amie Estrella at (315) 731-5487 with any further questions you may have regarding your options or restricted stock awards or the information in this letter.

Sincerely,

/s/ John A. Zawadzki

John A. Zawadzki

President and Chief Executive Officer

Important Information

The proposed merger will be submitted to Partners Trust's stockholders for their consideration. M&T will file a registration statement, which will include a proxy statement/prospectus to be sent to Partners Trust's stockholders, and each of Partners Trust and M&T may file other relevant documents concerning the proposed merger with the U.S. Securities and Exchange Commission (the "SEC"). STOCKHOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT AND THE PROXY STATEMENT/PROSPECTUS REGARDING THE PROPSED MERGER WHEN THEY BECOME AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS INCORPORATED BY REFERENCE IN THE PROXY STATEMENT/PROSPECTUS OR FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. You will be able to obtain a free copy of the proxy statement/prospectus, as well as other filings containing information about M&T and Partners Trust at the SEC's website (http://www.sec.gov). You will also be able to obtain these documents, , free of charge, by accessing Partners Trust's website (http://www.partnerstrust.com) under the tab "Investor Relations" and then under the heading "SEC Filings," or by accessing M&T's website (http://www.mandtbank.com) under the tab "Investor Relations" and then under the heading "SEC Filings."

Participants in the Solicitation

Partners Trust and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Partners Trust in connection with the proposed merger. Information about the directors and executive officers of Partners Trust is set forth in the proxy statement for Partners Trust's 2007 annual meeting of stockholders as filed with the SEC on March 23, 2007. Additional information regarding the interest of those participants and other persons who may be deemed participants in the transaction may be obtained by reading the proxy statement/prospectus regarding the proposed merger when it becomes available. You may obtain free copies of this document as described in the preceding paragraph.

Question and Answer Summary

Sale of Partners Trust Financial Group, Inc. to M&T Bank Corporation

Where can I find more information about my options and restricted stock?

Partners Trust has three stock plans -- the Partners Trust Financial Group, Inc. Long-Term Equity Compensation Plan (the "Partners Trust Plan"), the BSB Bancorp, Inc. 1996 Long-Term Incentive and Capital Accumulation Plan and the BSB Bancorp, Inc. Directors' Stock Option Plan (the "BSB Plans," and, together with the Partners Trust Plan, the "Plans"). The terms and conditions of your options and restricted stock under the Plans are found in the applicable plan and your option or award agreement(s). Additional information regarding your grants is available by contacting Amie Estrella at (315) 731-5487.

All options granted under the Plans, to the extent that they are not previously exercised, will be cancelled upon the effective time of the merger. We refer to the time that the options are cancelled as the "Option Cancellation Time."

Are there different time periods for exercising vested and unvested options?

Yes. You may exercise your vested options at any time prior to the Option Cancellation Time.

If you hold unvested options issued pursuant to the Partners Trust Plan, such options will become fully vested and exercisable 15 days prior to, and contingent upon, the consummation of the merger. You may exercise your options provided you make payment in cash during such 15-day period to cover the cost of exercising such options and all applicable tax withholdings.

If you hold unvested options issued pursuant to the BSB Plans, such options will become fully vested and exercisable upon consummation of the merger and may only be exercised by payment in cash to cover the cost of exercising such options and all applicable tax withholdings prior to the merger. All exercises of unvested options will be contingent upon, and will not occur until immediately prior to, the Option Cancellation Time.

Should I exercise my options?

The merger consideration will consist of $12.50 in cash or $12.50 in value of shares of common stock of M&T for each share of the Company's common stock owned, subject to applicable allocation and proration procedures. If the exercise price of your option is lower than $12.50, your options are "in the money," and you will be able to exercise your options for a gain. If the exercise price of any of your options is equal to or greater than $12.50, then those options have no value and will be cancelled at the Option Cancellation Time.

If you exercise your options, you will be a holder of shares of Partners Trust common stock and will be treated like every other holder of shares of Partners Trust common stock in the merger. Therefore, you will have the right to receive the merger consideration in exchange for your shares following the closing of the merger, including the right to choose between the cash and stock consideration.

What happens if I do not exercise my options before they are cancelled?

If you do not exercise your options prior to the Option Cancellation Time, your options will be cancelled and you will only be entitled to receive a cash payment, within 10 business days of the closing of the merger (the "Closing"), equal to the product of (x) the total number of shares of Partners Trust common stock you could have purchased had you exercised such options in full immediately prior to the effective time of the merger, multiplied by (y) the amount, if any, by which $12.50 exceeds the exercise price of the applicable option, less applicable deductions and tax withholdings (the "Cash Out Amount").

Are there tax consequences to exercising my options?

Yes. If your option is a nonqualified stock option, any gain on your exercise (i.e., the difference between the fair market value of the shares and the option exercise price, multiplied by the number of option shares) will be compensation income subject to withholding taxes and deductions. In addition, if the value of your shares increases between the date of your exercise and the closing of the merger, you will recognize capital gains in such amount upon the effective time of the merger if you elect cash consideration.

If your option is an incentive stock option, you will not recognize income at the time your option is exercised. However, the cancellation in the merger of the shares acquired from exercising your options in exchange for the merger consideration will be considered a "disqualifying disposition" and the difference between $12.50 and the exercise price of the option will be compensation income if you either elect to receive cash consideration in the merger or elect to receive stock consideration in the merger and dispose of such stock within one year. The exercise of an incentive stock option will also have the indirect result of avoiding payment of FICA and FUTA taxes on any gain on your exercise.

If you hold unvested incentive stock options, the acceleration of the vesting on those options as a result of the merger may result in a change in the tax treatment of those options (e.g., the value of the vesting options exceeds $100,000). Amie Estrella will notify you if you have incentive stock options that may be affected by any such changes in tax treatment.

A more detailed description of the tax consequences of exercising nonqualified stock options and incentive stock options is contained in the summaries for the Plans.

Are there tax consequences to not exercising my options?

Yes. Regardless of whether your option is a nonqualified stock option or an incentive stock option, if you do not exercise your options prior to the Option Cancellation Time, they will be cancelled and exchanged for the Cash Out Amount. The Cash Out Amount that you receive following the Closing will be considered compensation income subject to withholding taxes and deductions. Incentive stock options will be treated the same as nonqualified stock options because the payment of the Cash Out Amount will be considered a "disqualifying disposition."

What happens to my unvested restricted stock in connection with the merger?

All of your shares of outstanding unvested restricted stock shall vest 100% immediately prior to, and contingent upon, the Closing. Upon vesting, the applicable restrictions will lapse.

As a holder of shares of Partners Trust common stock, you will be treated like every other holder of shares of Partners Trust common stock in the merger. Therefore, you will have the right to receive the merger consideration in exchange for your shares following the Closing, with such right including the right to choose between the cash and stock consideration.

Are there tax consequences to the vesting of my restricted stock in connection with the merger?

The merger consideration you receive for shares of restricted stock will be deemed compensation income subject to withholding taxes and deductions, regardless of whether you elect to receive cash or stock consideration.

How many options and shares of restricted stock do I have and what are the exercise prices of the options?

The number of shares of common stock covered by the option(s) you have, the number of shares of restricted stock that you have, and the exercise price(s) of the option(s) that you have are summarized in the attached report.

What will happen if the Agreement and Plan of Merger is terminated?

If the merger does not occur, any vesting which is contingent upon the consummation of the merger will not happen. In this case, we will return the option exercise price and taxes you paid to exercise such options, if applicable, and your options will remain outstanding in accordance with their terms and you will not receive the merger consideration.

Who should I contact if I have questions regarding my options or restricted stock?

Please contact Amie Estrella at (315) 731-5487 for more information.

Because individual circumstances may vary, each optionee or holder of restricted stock should consult his or her own tax advisor as to the specific tax consequences to them of the merger, including the decision to exercise or not exercise any incentive or nonqualified stock options, tax return reporting requirements, available elections, the applicability and effect of federal, state, local and other applicable tax laws, and the effect of any proposed changes in the tax laws.